Exhibit 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

AKSO HEALTH GROUP

As of March 31, 2026

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of direct or indirect

WE HEALTH LIMITED	New York, United States	100%

Akso Remote Medical Consultation Center Inc	Wyoming, United States	100%

Akso Online MediTech Co., LTD	Wyoming, United States	100%

AKSO FIRST HEALTH TREATMENT CENTER INC.	Massachusetts, United States	100%

We Healthy Limited	Hong Kong	51%

Qingdao Akso Health Management Co., Ltd.	People’s Republic of China	100%

Akso Medical Cloud Limited	British Virgin Islands	100%

Akso Medi-care Limited (Hong Kong)	Hong Kong	100%

Tianjin Akso Enterprise Management Co., Ltd.	People’s Republic of China	100%

Tianjin Wangyi Cloud Technology Co., Ltd.	People’s Republic of China	100%

Tianjin Deyihui Internet Hospital Co., Ltd.	People’s Republic of China	100%

Tianjin Deyihui Clinic Co., Ltd.	People’s Republic of China	100%

Tianjin Akso Technology Co., Ltd.	People’s Republic of China	100%